Exhibit 4.105

TERMINATION AGREEMENT

This AGREEMENT is made the 1st day of , March 2006.

BETWEEN

Multifaced Finstock Private Limited, a company incorporated under the Companies Act, 1956, and having its registered office at 240, Navsari Building, 1st Floor, DN Road, Mumbai 400001 (hereinafter referred to as “MFP”) of the FIRST PART;

CGP India Investments Limited, a company organised under the laws of Mauritius and having its registered office at 4th Floor, Les Cascades Building, Edith Cavell Street, Port Louis, Mauritius (hereinafter referred to as “CGP”) of the SECOND PART;

AND

Telecom Investments India Private Limited, a company incorporated under the Companies Act 1956 and having its registered office at 240, Navsari Building, 1st Floor, DN Road, Mumbai 400001 (hereinafter referred to as the “Company”) of the THIRD PART

(MFP, CGP and the Company are hereinafter collectively referred to as the “Parties”, and severally as the “Party”)

WHEREAS:

(a)	The Parties entered into a shareholders agreement dated 9th April 2004 (the “Shareholders Agreement”).

(b)	Pursuant to MFP’s agreement to sell its stake in the Company, the Shareholders Agreement will no longer be relevant and should be terminated.

IT IS HEREBY AGREED AS FOLLOWS:

1.	In consideration of mutual release of their obligations under the Shareholders Agreement, the parties hereto agree that the Shareholders Agreement be terminated and its terms (including without limitation, the restrictions on share transfers contained therein) shall cease to apply with immediate effect.

2.	Notwithstanding any of the terms in the Shareholders Agreement or this Agreement, the Parties agree that any transfer of equity shares of the Company by MFP to TYP Investments Private Limited shall be in supercession of the provisions of the Shareholders Agreement, including but not limited to Clause 4 of the Shareholders Agreement and therefore shall not constitute a breach of the Shareholders Agreement.

3.	The Parties acknowledge and agree that none of the Parties have any outstanding liabilities or claims to against any other Party under the Shareholders Agreement.

4.	This Agreement shall be governed by and construed in accordance with the laws of India.

IN WITNESS WHEREOF this Agreement was executed by the Parties on the day and year first above written.

MULTIFACED FINSTOCK PRIVATE LIMITED

By:
Name
Title:

CGP INDIA INVESTMENTS LIMITED

By:
Name
Title:

TELECOM INVESTMENTS INDIA PRIVATE LIMITED

By:
Name
Title: